As filed with the Securities and Exchange Commission on August 23, 2010.

Registration No. 333-151999	Registration No. 333-129717
Registration No. 333-48880	Registration No. 333-48840
Registration No. 333-48836	Registration No. 333-48834
Registration No. 333-30673

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-151999

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-129717

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-48880

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-48840

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-48836

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-48834

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-30673

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EF Johnson Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-0801192 (I.R.S. Employer Identification Number)

1440 Corporate Drive

Irving, Texas 75038

(Address and telephone number of Registrant’s principal executive offices)

EFJ, INC. 2005 OMNIBUS INCENTIVE COMPENSATION PLAN

TRANSCRYPT INTERNATIONAL, INC. 1996 STOCK INCENTIVE PLAN, AS
AMENDED

TRANSCRYPT INTERNATIONAL, INC. 1999 EXECUTIVE OFFICER STOCK
PURCHASE PLAN

TRANSCRYPT INTERNATIONAL, INC. MICHAEL JALBERT 1999 STOCK OPTION
AGREEMENT

TRANSCRYPT INTERNATIONAL, INC. 1999 NON-EMPLOYEE DIRECTOR STOCK
PURCHASE PLAN

TRANSCRYPT INTERNATIONAL, INC. 1996 STOCK INCENTIVE PLAN

(Full title of the plans)

Elaine Flud Rodriguez

Senior Vice President and General Counsel

EF Johnson Technologies, Inc.

1440 Corporate Drive

Irving, Texas 75038

(972) 819-0700

(Name, address and telephone number of agent for service)

Copies to:

Michael J. Kennedy

Michael S. Dorf

Shearman & Sterling LLP

525 Market Street

San Francisco, CA 94105

(415) 616-1100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY STATEMENT

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statements on Form S-8, including all post-effective amendments thereto (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

Registration Statement 333-151999 registering 1,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of EF Johnson Technologies, Inc. (the “Company”) for the EFJ, Inc. 2005 Omnibus Incentive Compensation Plan.

Registration Statement 333-129717 registering 900,000 shares of Common Stock for the EFJ, Inc. 2005 Omnibus Incentive Compensation Plan.

Registration Statement 333-48880 registering 1,400,000 shares of Common Stock for the Transcrypt International, Inc. 1996 Stock Incentive Plan, as amended.

Registration Statement 333-48840 registering 100,000 shares of Common Stock for the Transcrypt International, Inc. 1999 Executive Officer Stock Purchase Plan.

Registration Statement 333-48836 registering 200,000 shares of Common Stock for the Transcrypt International, Inc. Michael Jalbert 1999 Stock Option Agreement.

Registration Statement 333-48834 registering 100,000 shares of Common Stock for the Transcrypt International, Inc. 1999 Non-Employee Director Stock Purchase Plan.

Registration Statement 333-30673 registering 1,200,000 shares of Common Stock for the Transcrypt International, Inc. 1996 Stock Incentive Plan.

On August 12, 2010, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 15, 2010, as amended by that Amendment to Agreement and Plan of Merger dated June 19, 2010, among FP-EF Holding Corporation (the “Parent”), FP-EF Corporation (“Merger Sub”), a wholly owned subsidiary of the Parent, and the Company, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of the Parent (the “Merger”).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements.  In accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

PART II

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, U.S.A. on August 23, 2010.

EF Johnson Technologies, Inc.

By:	/s/ ELAINE FLUD RODRIGUEZ

Name:	Elaine Flud Rodriguez
Title:	Sr. Vice President and General Counsel